SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported): December 15, 2008

MRU Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on September 17, 2008, Education Empowerment SPV, LLC (“EE LLC”), a Delaware limited liability company and an affiliate of the MRU Holdings, Inc. (the “Company”), as borrower, entered into the Third Amendment and Restatement of the Receivables Loan and Security Agreement, dated as of April 11, 2007 (the “Third Amendment”), with Autobahn Funding Company LLC, as the lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank”), as agent for the lender, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer, pursuant to which DZ Bank provides the Company and its affiliate with a $200 million total commitment warehouse loan facility (the “DZ Facility”).

Under the terms of the DZ Facility, the Company is required to calculate certain default and delinquency ratios for its various portfolios of student loans.  As a result of calculations made on December 15, the Company determined that the prime private student loan pool slightly exceeded the annualized default rate for loans in repayment permitted under the terms of the DZ Facility (2.3% actual versus a limit of 2.0%); the 2.3% annualized default rate was caused by the default of 3 loans.  Additionally, the PrePrime™ student loan pool exceeded the permitted delinquency ratios (19.7% actual versus a limit of 18.0% for delinquencies greater than 30 days for loans in repayment and 14.85% actual versus a limit of 12.0%, for delinquencies greater than 60 days for loans in repayment).  The non-compliant default / delinquency levels resulted in certain “Early Amortization Events” under the terms of the DZ Facility and also in an “Event of Default” under the DZ Facility.

The immediate result of the Event of Default is that the interest rates charged by the lender on the funds advanced under the DZ Facility will, unless waived by the lender, rise by approximately 3% per annum, and result in an increase (on an annual basis) of $5.6 million in additional interest payments ($2.9 million of which is attributable to the prime private student loan pool and the remainder of which is attributable to the PrePrimeTM student loan pool) that must be funded from the student loan pools.  In addition, as a result of this Event of Default, DZ Bank has the right to terminate any additional lending under the DZ Facility, resulting in EE LLC not being able to employ the remaining $13 million in unused committed available funds to fund additional student loans.  Prior to this Event of Default, the Company had not been permitted to fund new loans until it was able to complete a capital raise and reduce the advance rate for the prime private student loans from 96.5% to 89%.   Due to the Event of Default, DZ Bank has the right to accelerate the loans under the DZ Facility and sell the collateral financed by the DZ Facility.

On December 15 2008, the Company notified DZ Bank of this Event of Default as required under the terms of the DZ Facility.  The Company and DZ Bank continue to negotiate in good faith a waiver for the Event of Default.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)  On December 18, 2008,  the Company notified the Nasdaq Stock Market that, solely due to a vacancy on the Company’s board of directors resulting from the Resignation (as defined in Item 5.02 below), the Company was not in compliance with (i) Nasdaq Rule 4350(c)(1) which requires that the Company maintain a majority of independent directors and (ii) Nasdaq Rule 4350(d)(2)(A) which requires that the Company maintain an audit committee of not less than three members who meet the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and Nasdaq Rule 4200(a)(15).

Under Nasdaq Rule 4350(c)(1), with respect to the requirement to have a majority of independent directors and Rule 4350(d)(4)(B), with respect to the requirement to have an audit committee comprised of at least three independent directors, the Company is required to gain regain compliance with such board composition and audit committee requirements by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with these requirements, the Company instead will have 180 days from such event to regain compliance.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On December 16, 2008, C. David Bushley informed the Company of his resignation from the Company’s Board of Directors, effective December 17, 2008 (the “Resignation”).

Item 7.01	Regulation FD Disclosure.

On December 15, 2008, Yariv Katz resigned as Vice President and General Counsel of the Company effective December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

December 19, 2008	By:	/s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer and Treasurer